Exhibit 10.14

Strategic Cooperation Agreement

Party A: Xiaomi Communications Co., Ltd.

Address: 9/F, The Rainbow City of China Resources, No. 68 Qinghe Middle Road, Haidian, Beijing

Attention:

Telephone: 010-60606666

Party B: Anhui Huami Information Technology Co., Ltd.

Address: Block H8, No. 2800 Chuangxin Way, Innovation Industrial Park Phase II, High-Technology Zone, Hefei (230088)

Attention:

Telephone: 551-65837200

To ensure legal rights and interests of the Parties, in accordance with applicable laws and regulations of People’s Republic of China, based on friendly discussion and mutual development and on the principles of equality and mutual benefit, upon consultations, the Parties hereby agree to enter into an agreement in respect of the strategic cooperation between the Parties on product development as follows:

Article 1: Definitions of Strategic Collaborative Products

Party A and Party B shall, on and from the date of this Agreement, execute strategic collaboration on the development and sales of the following customized Xiaomi products: smart bands, smart watches (excluding children’s watches and quartz watches) and smart scales (collectively “Collaborative Products”). The term “Strategic Collaboration” referred to herein means that:

1.	Party A confirms Party B as its most preferred partner for the Collaborative Products worldwide under equal terms and conditions. If Party A plans to develop any Collaborative Product, it shall prioritize the joint development with Party B pursuant to the Business Cooperation Agreement executed by the Parties as of October 23, 2017 under equal terms and conditions;

2.	If there are concurrent sales of other smart bands, smart watches and smart scales on and through the sales platforms and channels operated by Party A (including the official website of Xiaomi (Mi.com), offline retail stores (Xiaomi Fans Club) and Mijia Youpin App on mobile), Party A undertakes that the Collaborative Products manufactured by Party B shall be displayed at a place with equal or better visibility.

Article 2: Product Development Capability of Party B

Party B shall possess the capability to develop independently, or to integrate relevant resources to develop the Collaborative Products. Party B shall be able to complete the development of any new products promptly should any Collaborative Product requires upgrade or should a new Collaborative Product is intended to fill a market gap.

1.	Party A shall consult with Party B to determine the estimated launch date of any Collaborative Products taking into account the market need. Such consultation period shall commence from the date on which Party A notifies Party B and last for not more than sixty (60) calendar days. The Parties may extend the aforesaid consultation period depending on the circumstances.

2.	Party B shall, within the period agreed upon by the Parties, complete the research and development as well as launch of products. If Party B fails to launch the products within such agreed period or the products fail to satisfy the requirements of Party A, Party A shall have the right to unilaterally terminate this Agreement and the relationship of this Strategic Collaboration.

Article 3: Product Quality Targets

Party B shall be responsible for the quality of the products to be delivered by it (including the products referred to under Article 1 hereof) and shall aim to achieve minimal defect rate by continuingly adjusting its production technics and methods to improve its product quality, competence and customer satisfaction. The specific quality targets are as follows:

Product Name	Performance Indicators	Target
Smart Bands	Market Repair Rate	<2%
Smart Watches	Market Repair Rate	<2%
Smart Scales	Market Repair Rate	<2%

Note: Market Repair Rate means the percentage of products that need to be repaired out of the total number of sold products during certain period due to product quality issues. For the avoidance of doubt, according to the local consumer protection regulation or return policy, products that are returned due to any reason other than product quality issues shall not be counted as the returned products for repair. The Market Repair Rate is calculated based on the after-sales data of Xiaomi.

Party A shall have the right to unilaterally terminate this Agreement and cease the said Strategic Collaboration if:

1)	Party B fails to meet the quality targets provided under this Article for any three consecutive months; or

2)	Material quality issue arises from products delivered by Party B which causes a massive product recall.

Article 4: Product Sales Targets

Provided that Party A uses its best efforts to promote and sell the Collaborative Products, if the sales of Collaborative Products of any year is less than 80% of that of the preceding year, or the sales is less than 120% of that of the preceding year for two consecutive years, Party A shall have the right to unilaterally terminate this Agreement and cease the said Strategic Collaboration.

Article 5: Overseas Presence of Products

In the event that Party A needs to expand its business to overseas market for the purpose of its business development, Party B shall endeavor to cooperate in completing all necessary matters, including without limitation, authentication, patent licensing and special customization.

Party A shall have the right to unilaterally terminate this Agreement and cease the said Strategic Collaboration if:

1)	Party B fails to meet the mandatory requirements of the target country where the products are to be sold, including but not limited to, requirements on specification, authentication, information safety, body and packaging and software applications of the products, after rectifications and corrections;

2)	Party B sells the products as defined herein through overseas channels without written consent from Party A.

Article 6: Miscellaneous

Each of the Parties understands and agrees that it has executed this Agreement on behalf of itself and its affiliated companies, and it is obliged to procure and ensure the compliance with and performance of this Agreement by its affiliated companies.

This Agreement is entered into by the Parties at Haidian, Beijing and shall take effect upon execution by the Parties. The effective term of this Agreement shall be three (3) years.

XIAOMI COMMUNICATIONS CO., LTD.	ANHUI HUAMI INFORMATION TECHNOLOGY CO., LTD.

(Contract seal: /s/ Xiaomi Communications Co., Ltd.)	(Contract seal: /s/ Anhui Huami Information Technology Co., Ltd.)